                                                                   EX-99.(h)(5)

               ADMINISTRATIVE AND SHAREHOLDER SERVICES AGREEMENT

   THIS AGREEMENT dated and effective as of __________, 2006, is by and among Wells Fargo Funds Management, LLC, a Delaware limited liability company ("WFFM"), Wells Fargo Funds Distributor, LLC, a Delaware limited liability company ("WFFD"), and ____________, a ____________ corporation ("Company").

                                  WITNESSETH:

   WHEREAS, Company has agreed to provide accounting, record-keeping, and other administrative and shareholder services with respect to (i) its investment advisory, brokerage, trust department or other customers who beneficially own shares of the Funds (as defined below) (each, a "Customer," and collectively, the "Customers"), and/or (ii) certain separate account(s) identified in writing to WFFD (each a "Separate Account") which fund certain variable insurance and annuity products offered by the Company (each a "Contract") and beneficially owned by one or more beneficial owners (each a "Contract Owner" and, together with Customers, the "Customers");

   WHEREAS, WFFD is the principal underwriter of certain open-end investment companies (and series/portfolios thereof) listed on Exhibit A (hereinafter individually, a "Fund" or collectively, the "Funds"), on behalf of which WFFD is authorized pursuant to each Fund's respective Service Plan to enter into shareholder service agreements and to pay third parties for providing shareholder services;

   WHEREAS, WFFM serves as investment adviser and administrator for the Funds;

   WHEREAS, it is intended that WFFM will establish one or more master accounts (each, an "Account") in such classes of shares of the Funds ("Shares") as set forth on Exhibit A, on the mutual fund shareholder accounting system of each Fund, reflecting the aggregate ownership (including shares held by a Separate Account) by all Customers of Shares of each Fund and aggregate Share transactions as requested by Company on behalf of the Customers;

   WHEREAS, it is intended that Company will establish individual accounts on its record-keeping system reflecting all transactions by or on behalf of each Customer, which result in purchases or redemptions by that Customer of Shares;

   WHEREAS, it is intended that Company will act as an agent solely for the limited purpose of receiving orders of the Customers for purchases and redemptions of Shares resulting from transactions by or on behalf of the Customers (including any transactions which represent purchases on behalf of a Separate Account) and recording such purchases and redemptions and making and maintaining records concerning the Customers' (or Separate Accounts') interests in the Funds on Company's record-keeping system; and

   WHEREAS, it is intended that WFFM will furnish Company prospectuses, shareholder reports and other information as required with respect to each Fund, which the Company will, in turn, furnish to Customers.

   NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto, intending to be legally bound, hereby agree and declare as follows:

   Section 1. Appointment as Agent

   Company is hereby appointed as an agent solely for the limited purpose of receiving Instructions (as defined below), in accordance with the procedures outlined in Exhibit B (the "Procedures"), for purchases and redemptions by the Customers of Shares. Such purchases and redemptions will be based on Customer-level transactions made by or on behalf of Customers, which are recorded on Company's record-keeping system. For purposes of this Agreement, "Customer-level transactions" will include:

      (a) Any authorized direction to invest contributions, including new account establishments, by or on behalf of any Customer in a Fund in accordance with the terms and conditions established by the Company and each Fund's then current prospectus (each, a "Prospectus" and collectively, the "Prospectuses");

      (b) Any authorized direction to transfer or exchange existing amounts invested in a Fund on behalf of any Customer to any other investment option, including exchanges between Funds, in accordance with the terms and conditions established by the Company and the Funds' Prospectuses; and

      (c) Any authorized direction to pay loan, withdrawal or distribution proceeds from the Company to a Customer, which results in a redemption of Shares in accordance with the terms and conditions established by the Company and the Fund's Prospectuses.

   Company will maintain records on behalf of each Fund for each Customer reflecting all Shares purchased and redeemed by the Customer based on Customer-level transactions (including the date and price for all transactions and Share balances) and all reinvestments by the Customer of dividends and capital gains distributions paid by the Fund. Company will reconcile on each Business Day (defined below) (i) all transactions by each Customer involving Shares (including purchases, redemptions and reinvestments of dividends and capital gains distributions) with the corresponding Customer-level transactions on Company's record-keeping system; and (ii) the aggregate position of each Customer on Company's record-keeping system with the corresponding balance in an Account as reflected in statements provided by WFFM for that Business Day. Company will immediately advise WFFM by telephone, facsimile or electronic mail of any discrepancies between Company's records and the balances in the Account and will promptly follow up with written notice of any notice provided by telephone. Notwithstanding Company's appointment under this Agreement as an agent to receive Instructions (as defined below), Company will have no authority under this Agreement or otherwise to act as an agent with respect to or in connection with the distribution of Shares. For purposes of this Agreement, with respect to each Fund, a "Business Day" refers to any day that a particular Fund is open for business, determined in accordance with that Fund's Prospectus.

   In the event of any error in the determination of the price of Shares on any day (a "pricing error"), transactions effected pursuant to this Agreement shall be recalculated promptly using the correct price and adjustments and/or payments shall be made to each Account consistent with such Fund's net asset value error correction policies. To the extent any Customer account has not been made whole for any loss arising out of such pricing error pursuant to a Fund's policies (subject to certain de minimis losses not required to be made whole), WFFD shall make such Customer account whole. WFFD shall not, nor shall any Fund, be responsible for payment of any costs of reprocessing Account holdings or values or costs of reprocessing values or amounts held by particular Customers arising out of a pricing error if the pricing error is discovered and corrected in five or fewer business days.

   Section 2. Administrative Services Procedures

   The Procedures governing the parties' responsibilities under this Agreement with respect to instructions for the purchase or redemption of Shares ("Instructions") and communications of the net asset values of each Fund are set forth in Exhibit B of this Agreement. (All terms defined in Exhibit B will have the same meaning when used in this Agreement.) The Procedures will be consistent in all material respects with the terms of each Fund's Prospectus, applicable requirements of the Investment Company Act of 1940, as amended ("1940 Act") and the Securities Exchange Act of 1934, as amended ("Exchange Act"), and any other applicable laws, rules and regulations. In the event of a discrepancy between the terms of a Fund's Prospectus and the Procedures, the particular Fund's Prospectus will govern.

   Section 3. Consideration

   For the services provided by Company under this Agreement, Company may be entitled to receive consideration as described in Exhibit C hereof.

   Section 4. Shareholder Services

   Company shall provide to holders of Shares in an Account such services and other assistance as may from time to time be reasonably requested by WFFD or its affiliates, including but not limited to answering inquiries regarding the Funds, providing information programs regarding the Funds, assisting in selected dividend payment options, account designations and addresses and maintaining the investment of such customer or Customer in the Funds; provided, however, Company shall not provide distribution services primarily intended to result in the sale of Shares, unless Company is a broker-dealer registered with the National Association of Securities Dealers, a "bank" as defined in the Exchange Act or otherwise exempt from registration as a broker-dealer.

   Section 5. Redemptions, Repurchases and Exchanges of Funds

   (a) Company agrees that it will not make any representations to shareholders relating to the redemption of their Shares other than the statements contained in the applicable Prospectus and the underlying organizational documents of the Fund to which it refers, and that Company will pay as redemption proceeds to shareholders the net asset value, minus any applicable redemption fee or contingent deferred sales charge, determined after receipt of the order as discussed in the Prospectus. Such redemption fee or contingent deferred sales charge shall be assessed, collected, and remitted by Company to the Fund in accordance with the Prospectus.

   (b) Company agrees not to repurchase any Shares from its customers at a price below that next quoted by a Fund for redemption or repurchase, i.e., at the net asset value of such Shares, less any applicable redemption fee, in accordance with the Fund's Prospectus. Company shall, however, be permitted to sell Shares for the account of the customer or record owner to a Fund at the repurchase price then currently in effect for such Shares and may charge the customer or record owner a fair service fee or commission for handling the transaction, provided Company discloses the fee or commission to the customer or record owner. Nevertheless, Company agrees that it shall not maintain a secondary market in such repurchased Shares.

   (c) Company agrees that it will comply with any restrictions and limitations on exchanges described in each Fund's Prospectus, including any restrictions or prohibitions relating to frequent purchases and redemptions (i.e., market timing).

   Section 6. Representations and Warranties

   (a) Representations and Warranties of WFFM and WFFD - WFFM and WFFD represent and warrant that (i) this Agreement has been duly authorized by WFFM and WFFD, and when executed and delivered, will constitute the valid, legal and binding obligations, enforceable in accordance with its terms; and (ii) the Shares are registered or otherwise authorized for issuance and sale in compliance with the Securities Act of 1933, as amended (the "1933 Act") and all other applicable federal and state securities laws.

   (b) Representations and Warranties of Company - Company represents and warrants that (i) this Agreement has been duly authorized by Company and, when executed and delivered, will constitute the valid, legal and binding obligation of Company, enforceable in accordance with its terms;
       (ii) it has all licenses, registrations, or other governmental or regulatory approvals required to perform the services to be performed by it or them hereunder and that all such services will be performed in conformity with all federal and state laws, rules and regulations;
       (iii) it has and will continue to have the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and (iv) to the extent that Company transmits purchase and redemption instructions using Fund/SERV as provided in Option B of the Procedures, it is a member in good standing of the National Securities Clearing Corporation and will abide by its rules and regulations; (v) to the extent that Shares are sold to a Separate Account, (A) Company has duly informed each Separate Account that shares of the Fund may be sold to the general public and are not restricted for sale to separate accounts of insurance companies or qualified plans under the Internal Revenue Code of 1986, as amended (the "Code"), (B) Company has duly informed each Separate Account that no Fund has agreed to comply with 817(h) of the Code or Treasury Regulations 1.817-5, as each may be amended from time to time, relating to the diversification requirements for variable annuity, endowment or life contracts, (C) the Contracts will be issued and sold, in all material respects, in compliance with all applicable federal and state laws, and (D) the sale of Contracts shall comply in all material respects with state insurance suitability requirements.

   (c) Notification - WFFM, WFFD and Company each agrees to promptly notify the other parties of any facts or circumstances that may cause any of the representations and warranties under this Section 6 to no longer be valid.

   Section 7. Instructions

   All Instructions communicated by Company to WFFM with respect to the Customers on any Business Day in accordance with the Procedures will be based on Instructions that Company received and accepted as being in good order from persons authorized to give such Instructions for or on behalf of a Customer no later than the time as of which net asset value is determined for each Fund as specified in such Fund's Prospectus ("Close of Trading") on the trade date. Such receipt by Company will be deemed to be receipt of the same by the Fund. Under no circumstances will Company change, alter or manipulate any Instruction received by it in good order.

   Section 8. Covenants

   Company covenants that (i) it is and will be responsible for preparing and submitting all necessary reports to each Customer whether daily, periodic, year-end, annual and/or special basis, and will assist the Customers in reporting to applicable federal and state regulatory authorities; (ii) it is and will be solely responsible for the actual delivery to the Customers all proceeds of, and the collection of all required withholding taxes from, all redemptions and the payment of all sums withheld from such redemptions to the applicable federal or state taxation authority; (iii) it will transmit Instructions for a Business Day, in accordance with the Procedures that are based only on those Instructions and Customer-level transactions that Company received and accepted as being in good order (from persons authorized to give such Instructions for or on behalf of the Customers) no later than the Close of Trading for that Business Day; (iv) it will promptly review all Account information provided to it or made available by WFFM in accordance with the Procedures and will immediately notify WFFM in writing of any discrepancies between the records it maintains and the balances in an Account; (v) it will not make any representations to Customers concerning Shares other than those contained in the applicable Fund's Prospectus or any supplemental material to such Prospectus provided or approved in writing by WFFD or its designee;
(vi) it will, upon request, provide WFFM with information about each Customer that beneficially owns more than five percent of a Fund's then-outstanding Shares; and (vii) it will abide by all present and future applicable anti-money laundering and anti-terrorist financing laws, regulations, related Securities and Exchange Commission ("SEC") rules and government guidance, including, but not limited to the USA PATRIOT Act of 2001 and the reporting, recordkeeping and compliance requirements thereunder.

   Section 9. Payment for Orders

   (a) Payment for Net Purchases - Payment for net purchases of Shares will be wired in accordance with the Procedures by the Company's custodian or other designated agent to a custodial account designated by WFFM.

   (b) Payment for Net Redemptions - Payment for net redemptions of Shares will be wired in accordance with the Procedures from a Fund's custodial account to the Company's custodian or other designated agent.

   Section 10. Fund Communications

   WFFM will supply or cause to be supplied to Company the following materials and information with respect to the Funds, which Company will furnish to the Customers where appropriate and as required by applicable law:

   (a) Fund Prospectuses, Annual Reports, Proxies and Related Materials - Company will be responsible for the timely delivery of all prospectuses, shareholder reports, proxies, and related materials, provided to it by WFFM, to each Customer to the extent required by applicable law.

   (b) Notice of Dividends and Other Distribution Reports - WFFM shall furnish Company notice of any dividends or other distributions payable on the Shares in accordance with the Procedures. Dividends and distributions shall be automatically reinvested in additional Shares held by the Customers, and WFFM shall notify Company as to the number of Shares so issued. Company will be responsible for providing such information to the Customers.

   (c) Review of Customer Communications Materials - Company may prepare communications or disclosure materials, based on a Fund's Prospectus and information supplied by WFFM under Section 10(a) above, for Customers that describe such Fund in the same format as that used for the other investment options offered by the Company. Company will supply WFFM with copies of such materials within a reasonable period of time in advance of their intended distribution to Customers. Company agrees not to use any such materials without prior written approval from WFFM and will be responsible for filing such materials with, and obtaining any necessary approvals from, all appropriate regulatory authorities in connection with such use.

   (d) Customer Communications - Company will be responsible for maintaining and responding to all Customer communications and inquiries.

   Section 11. Records of Company

   (a) Maintenance of Records - Company will maintain records sufficient to identify the date and time of receipt of all Instructions and Customer-level transactions involving a Fund. Company will also maintain records for each Customer reflecting all Shares purchased and redeemed by the Customer based on Customer-level transactions (including the date and price for all transactions and share balances) and all reinvestments by the Customer of dividends and capital gain distributions paid by a Fund. Company will maintain records sufficient to demonstrate that each Customer-level transaction was received in good order, was placed by a person authorized to do so, and, when applicable, was accompanied by required supporting documentation and payment. Company will maintain records sufficient to demonstrate that purchases and redemptions have been made in accordance with the policies in the applicable Fund Prospectus.

   (b) Access to Company Records - At the request of WFFM or the Funds, and subject to any confidentiality obligations of Company, Company will make available copies of all records of Customer-level transactions maintained by Company as may be reasonably requested by WFFM or the Funds to ensure compliance with applicable law and the provisions of this Agreement. Company agrees that such records will be made available to the SEC in accordance with the requirements of Rule 17Ad-7(g) under the Exchange Act or to any other regulatory authority requesting such information.

   (c) Access to Fund Records - At the request of Company, and subject to any confidentiality obligations of WFFM, WFFM will make available copies of records maintained by it relating to investment in the Funds by the Customers as may be reasonably requested by Company to ensure compliance with applicable law.

   Section 12. Reporting Obligations of Company

   For reports, Company shall maintain all Customers accounts, prepare meeting, proxy, and mailing lists, withhold taxes on U.S. resident and non-resident alien accounts, prepare and file U.S. Treasury Department reports required with respect to interest, dividends and distributions by federal authorities for all Customers, prepare confirmation forms and statements of account to the Customers for all purchases and redemptions of Shares and other confirmable transactions in the Customer accounts.

   Section 13. Expenses

   Company shall be responsible for paying any expenses it incurs in connection with the performance of its obligations under this Agreement. The costs will include, but are not limited to, transaction processing and any requested and required corrections thereto. The costs of distributing proxy materials, shareholder reports and other materials provided to Company pursuant to
Section 10 of this Agreement will be paid by Company and not by WFFM.

   Section 14. Cross Indemnification of Parties

   WFFM and WFFD, their affiliates, the Funds, and their officers, directors, trustees, employees, agents and persons, if any, who control them within the meaning of the 1933 Act, ("Indemnified Persons") will not be held responsible for, and Company will indemnify and hold the Indemnified Persons harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liabilities directly or indirectly arising out of or relating to: (i) Company's lack of good faith, negligence, or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) any breach by Company of this Agreement; (iii) the failure of Company or the Customers to comply with any applicable law, rule or regulation in connection with the discharge of duties under this Agreement; (iv) any breach by Company of any obligation to a Customer, including any breach arising out of a failure to comply with applicable laws and regulations governing the issuance and sale of the Contracts; (v) any failure by Company to communicate Instructions within the time period set forth in the Procedures or to comply with any obligations or duties imposed by the Procedures; (vi) any communications of Instructions by Company, which has not been, or is claimed not to have been, authorized by or on behalf of a Customer; or (vii) any error or omission in, or cancellation of, any Instruction communicated by Company to WFFM, including any error resulting from erroneous Instructions communicated by or on behalf of a Customer to Company. Company, its affiliates, and their officers, directors, employees, and agents ("Company Indemnified Persons") will not be held responsible for, and WFFD and WFFM will indemnify and hold Company Indemnified Persons harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liabilities directly or indirectly arising out of or attributable to: (i) their respective lack of good faith, gross negligence, or willful misconduct in carrying out its duties and responsibilities under this Agreement; (ii) their respective breach of this Agreement; or (iii) their respective failure to comply with any applicable law, rule or regulation in connection with the discharge of its duties under this Agreement.

   Section 15. Confidentiality and Proprietary Information

   (a) All books, records, information and data pertaining to the business of the other party that are exchanged or received in connection with this Agreement, unless publicly available, shall be kept confidential and shall not be voluntarily disclosed to any other person, except as may be required hereunder or by law or court order.

   (b) All information relating to past, present and prospective "consumers" and "customers" as such terms are defined in the SEC's Regulation S-P ("SP Customers") must be maintained in strict confidence. Each party covenants and agrees that it will neither use nor disclose any information about the other's

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       SP Customers except as necessary to fulfill its obligations under this
       Agreement or as otherwise permitted by law; provided however, the forgoing reciprocal promises to safeguard SP Customer information shall not apply to information about a party's own SP Customers, which information shall be subject only to that party's obligations under applicable laws.

   (c) Each party hereto acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to it by the other party hereto are the proprietary information of such other party and are of a confidential nature, except to the extent that such information is (a) proprietary information of the receiving party or its affiliates, (b) in the public domain, or (c) already in the possession of the receiving party at the time of receipt. The receiving party shall use commercially reasonable measures to prevent unauthorized persons from gaining access to, distributing, or otherwise using such proprietary information.

   (d) Each party shall use commercially reasonable measures to advise its employees of their obligations in connection with this Section 15.

   (e) The parties acknowledge that a breach of the provisions of this
       Section 15 may cause irreparable harm for which money damages would not be adequate compensation, and the parties agree that injunctive relief will be appropriate for redress of any such breach. The provisions of this Section 15 shall survive termination of this Agreement.

   Section 16. Insurance

   Company agrees to maintain errors and omissions or other professional liability insurance coverage with coverage limits in amounts standard in the industry, covering its activities as contemplated by this Agreement. If requested, Company shall provide WFFM with a certificate of insurance evidencing said coverage at the inception of operations and prior to expiration of any insurance. The mere purchase and existence of insurance does not reduce or release Company from liability incurred and/or assumed within the scope of this Agreement. Company's failure to maintain insurance shall not relieve it of liability under this Agreement.

   Section 17. Due Diligence

   Company acknowledges that it has provided certain information to WFFM regarding, among other things, its financial condition and ability to perform the services described herein. Company agrees that during the term of this Agreement, Company will, upon application by WFFM, verify the continued accuracy of such information originally provided and, to the extent such information is no longer accurate, to provide WFFM with revised information within 30 days of WFFM's request. Within seven days of WFFM's written request (due to adverse events disclosed pursuant to Sections 8 or 16, or otherwise), Company shall provide a written explanation and assurances to WFFM. In any event, without application by WFFM, Company agrees to promptly notify WFFM of any material adverse change in any of the information previously provided or requested by WFFM.

   Section 18. Notices

   Every notice required by this Agreement will be deemed given when sent in accordance with the Procedures or, as to any matter not addressed by the Procedures, (i) the next Business Day if sent by a nationally recognized overnight courier service that provides evidence of receipt, or (ii) on the third Business Day if sent by certified mail, return receipt requested. Notices required by the Agreement should be sent as follows:

     If to Company: ___________________________________________
                    ___________________________________________
                    ___________________________________________
                    ___________________________________________
                    Attn: _____________________________________
                    Company Phone: ____________________________
                    Company Facsimile: ________________________

     If to WFFM or: Wells Fargo Funds
     WFFD           Management, LLC
                    Wells Fargo Funds
                    Distributor, LLC
                    525 Market Street, 12th
                    Floor
                    San Francisco,
                    California 94105
                    Attn: National Accounts

   Section 19. Delegation and Assignment

   (a) Each party hereto may delegate any of its rights, powers or duties under this Agreement to any person; provided that such person is qualified and able to provide the services contemplated herein. Delegation by any party shall not relieve such party from any obligation or duty under this Agreement.

   (b) Company may not assign any of its rights, powers or duties under this Agreement without WFFD's and WFFM's written consent and any purported assignment in violation of this Agreement shall be void.

   Section 20. Amendment or Termination of Agreement

   (a) The parties to this Agreement may agree in writing to amend this Agreement at any time in whole or in part.

   (b) Either party may terminate this Agreement at any time on 30 days' written notice to the other party (which notice may be waived by the other party).

   (c) Notwithstanding the 30 day notice requirement of paragraph (b) of this
       Section 21, either party may terminate this Agreement effective immediately on written notice to the other party (the "Breaching Party") in the event of any material violation or material breach of any of the provisions of this Agreement by the Breaching Party which is not cured within thirty (30) days after written notice has been given to the Breaching Party specifying the nature of the material violation or material breach.

   (d) Notwithstanding anything to the contrary in this Agreement, WFFM or WFFD may in its sole discretion terminate this Agreement effective immediately if it determines that Company is unable to fulfill its obligations hereunder (based on information received pursuant to Sections 8, 16 or 17, or otherwise), regardless of whether or not Company has given assurances to the contrary.

   (e) Notwithstanding anything to the contrary in this Agreement, WFFM or WFFD may in its sole discretion terminate this Agreement effective immediately if within one month of the date of this Agreement Company does not have the necessary facilities or equipment to or refuses to transmit Instructions to WFFM in accordance with the Procedures.

   (f) This Agreement will automatically terminate (i) upon the discontinuance of the Funds as an investment option offered by the Company; (ii) if, at any time, the authorizations, licenses, qualifications or registrations required to be maintained by any of the parties to this Agreement in connection with the performance of their respective duties under this Agreement lapse or cease to remain in full force and effect; (iii) if, due to changes in the laws or for other reasons, any action to be taken or service to be provided under this Agreement should become unlawful; or (iv) if the continuation of this Agreement results in a material adverse effect upon WFFM or WFFD.

   (g) Upon termination of this Agreement for any reason, Shares will no longer be permitted to be purchased pursuant to this Agreement, but Shares may continue to be redeemed pursuant to this Agreement. In such event, Company shall continue to serve as an agent for the limited purpose of receiving redemption Instructions for Shares and transmitting such Instructions in accordance with the Procedures.

   (h) WFFM may also terminate this Agreement as described in Exhibit B, paragraph (c).

   Section 21. Force Majeure

   In the event a party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages resulting from such failure to perform or otherwise from such causes.

   Section 22. Survival

   If any provision of this Agreement is or becomes inconsistent with any applicable law, rule or regulation, the provisions will be deemed rescinded or modified to the extent necessary to comply with such law or rule. In all other respects this Agreement will continue in full force and effect.

   Section 23. Waiver

   Except as provided in Section 21, no term of this Agreement may be waived or changed except in writing signed by both parties. Failure to insist on strict compliance with this Agreement or with any of its terms or any continued conduct will not be considered a waiver by either party of its rights under this Agreement. This Agreement contains the entire understanding between the parties.

   Section 24. Counterparts

   This Agreement may be executed in one or more counterparts, each of which will be an original and all of which together will be deemed one and the same document.

   Section 25. Exhibits

   All Exhibits to this Agreement, as they may be amended or included from time to time, are by this reference incorporated into and made a part of this Agreement.

   Section 26. Governing Law

   This Agreement will be governed exclusively by the laws of the State of California, without reference to the conflicts of law principles thereof.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by duly authorized officers as of the day and year first above written.

COMPANY:
         ----------------------------------


         ----------------------------------  ---------------------------------
         Authorized Signature                Title


         ----------------------------------  ---------------------------------
         Printed Name                        Date



WELLS FARGO FUNDS MANAGEMENT, LLC


          ----------------------------------  -------------------------------
          Authorized Signature                Title

          ----------------------------------  -------------------------------

          Printed Name                        Date



WELLS FARGO FUNDS DISTRIBUTOR, LLC


          ----------------------------------  -------------------------------
          Authorized Signature                Title


          ----------------------------------  -------------------------------
          Printed Name                        Date

                                   EXHIBIT A

                              FUNDS PARTICIPATING

All Funds, and all classes thereof, for which WFFD acts as principal underwriter. For a current and complete list of the Funds, please see the Funds' Web site at www.wellsfargo.com/advantagefunds.

                                   EXHIBIT B

                             OPERATING PROCEDURES

   WFFM understands and agrees that orders for purchases and redemptions pursuant to this Agreement may be placed by use of the National Securities Clearing Corporation's ("NSCC") NSCC-Fund/SERV system. Orders may also be placed outside of the Fund/SERV system. The procedures to be followed by the Company are as set forth below. Unless otherwise defined below, all capitalized terms have the meanings specified in the Agreement of which this Exhibit is a part.

1. Procedures for Transactions Conducted via NSCC-Fund/SERV:

   (a) On each Business Day, Company will receive Instructions from Customers for the purchase, redemption and exchange of Shares. Instructions received by Company after Close of Trading on any Business Day will be treated as if received on the next following Business Day.

   (b) Company will use its best efforts to provide advance notify WFFM, either verbally or by facsimile, of aggregate purchases and redemptions of $1,000,000 or more for each Fund.

   (c) On each Business Day on which Company receives Instructions, Company shall transmit to WFFM via the NSCC Fund/SERV system prior to the NSCC's trade cutoff time (currently 8:00 p.m. Eastern Time on trade date) purchase and redemption Instructions for all Customers of each registered representative of the Company. In situations where the Company is unable to meet that cutoff time due to system malfunctions, the Company may call in the Instructions by no later than 8:00 a.m. Eastern Time on the Business Day following the trade date for such orders, such Instructions will still be effected at the net asset value for the previous Business Day on an "as of" basis. In "as of" cases where a Fund experiences a loss, Company agrees to reimburse each Fund for any loss incurred by that Fund or dilution caused to that Fund promptly upon demand. If Company utilizes the extension permitted by this paragraph more than twice in any three month period, WFFM reserves the right to terminate this Agreement and revoke the trading arrangements described herein.

   (d) The Fund reserves the right, in its sole discretion, to reject, reverse or reprice the orders (notwithstanding that Company may have received Fund/SERV confirmation of the orders) and Company will be responsible for reimbursement of any loss sustained by the Fund that may arise out of the improper transmittal of such orders.

   (e) With respect to purchase Instructions, such Instructions should be segregated by sales charge discount category consistent with the terms of the Funds' Prospectuses. In applying sales charges, the Company shall take into account other assets eligible for linking pursuant to rights of accumulation, concurrent purchases, aggregating accounts and statement of intention, each as described in the Funds' Prospectuses. In the case of redemption Instructions, Company shall transmit to WFFM, in accordance with the above, one aggregate Instruction reflecting all redemption orders received on behalf of all Customers. The Company shall disburse or credit to Customers all proceeds of redemptions of Shares of each Fund and all dividends and other distributions not reinvested in Shares of each Fund.

   (f) Company shall perform all applicable redemption fee and CDSC tracking, collection, and reporting (e.g., Distributor Liability Reports) and provide that information to WFFM on a monthly basis.

2. Procedures for Orders Transmitted Outside of Fund/Serv:

   (a) Company agrees that (i) orders derived from Instructions received by it prior to the time as of which Fund's net asset value is determined must be transmitted by Company to WFFM via facsimile or any other

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

       agreed upon method of communication by 8:00 a.m. Eastern Time on the day after trade date ("TD+1"), and (ii) orders derived from Instructions received at or after the time as of which Fund's net asset value is determined on a specific trade date must be received by WFFM or its designee by 8:00 a.m. Eastern Time on the business day after TD+1.

   (b) WFFM agrees that (i) orders specified in Paragraph 2(a)(i) shall be effected at the Fund's net asset value calculated as of the close of trading on trade date, and (ii) orders specified in Paragraph 2(a)(ii) will be effected at the Fund's net asset value as calculated as of the close of the market on TD+1.

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